Exhibit 99.1

Serve Robotics Enters Production Agreement with Magna
to Scale Robot Manufacturing

●	Serve to rely on Magna’s manufacturing expertise to scale its fleet to up to 2,000 robots for Uber Eats and for geographic expansion

●	Magna has been licensing Serve’s technology to support development of new robotic products

SAN FRANCISCO, April 24, 2024 — Serve Robotics Inc. (the “Company” or “Serve”) (NASDAQ:SERV), a leading autonomous sidewalk delivery company, today announced an expansion of their existing agreement with Magna International Inc. (“Magna”) (TSX: MG; NYSE: MGA), one of the world’s largest automotive suppliers, to accelerate the adoption of robotics in logistics. Under the terms of a new production and purchase agreement effective April 24, Magna will become the exclusive contract manufacturer of Serve’s delivery robots, supporting Serve’s plan to deploy up to 2,000 robots on the Uber Eats platform across multiple U.S. markets.

This new agreement extends the partnership established by a previously disclosed licensing agreement effective February 20, 2024, under which Serve granted Magna a non-exclusive license to its market-leading technologies and expertise, enabling Magna to further develop new products in the robotics and logistics space.

“Serve is a leader in creating robots that navigate complex human environments. Following our successful public offering, we are excited to start working to scale our robotic fleet with Magna’s world-class manufacturing capabilities. This collaboration supports the natural progression of our business beyond food delivery and positions our proprietary robotics technology as a platform upon which new robots can be built. Magna is a valuable partner in this effort,” said Ali Kashani, CEO of Serve Robotics.

“Magna is excited to continue collaborating with Serve, leveraging our manufacturing and technical expertise to help fuel Serve’s growth potential,” said Matteo Del Sorbo, Executive Vice President of Magna, responsible for New Mobility globally.

About Serve Robotics

Backed by Uber and NVIDIA, Serve Robotics develops advanced, AI-powered, low-emissions sidewalk delivery robots that endeavor to make delivery sustainable and economical. Spun off from Uber in 2021 as an independent company, Serve has completed tens of thousands of deliveries for enterprise partners such as Uber Eats and 7-Eleven. Serve has scalable multi-year contracts, including a signed agreement to deploy up to 2,000 delivery robots on the Uber Eats platform across multiple U.S. markets.

For further information about Serve Robotics (NASDAQ:SERV), please visit www.serverobotics.com or follow us on social media via X (Twitter), Instagram, or LinkedIn @serverobotics.

Serve Contact

Aduke Thelwell

Head of Communications & Investor Relations

Serve Robotics

aduke.thelwell@serverobotics.com

347-464-8510